Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. DECLARES FOURTH QUARTER DIVIDEND

GREENCASTLE, PA –October 11, 2007– The Board of Directors of Tower Bancorp, Inc. declared a fourth quarter cash dividend of $.28 per share at their October 10, 2007 meeting. The $.28 per share dividend is 7.7% higher than the 2006 fourth quarter dividend. The dividend will be paid on November 16, 2007 to shareholders of record as of  November 1, 2007.

Jeff Shank, President and Chief Executive Officer of The First National Bank of Greencastle, commented that “for more than 143 years, The First National Bank of Greencastle has helped customers manage their finances more efficiently by providing workable solutions to their banking needs. The Bank is building customer relationships that begin with an exceptional focus on personalized service.”

The First National Bank of Greencastle operates 16 locations throughout Franklin and Fulton counties, Pa. and Washington County, Md.

Tower Bancorp, Inc., stock is quoted and traded under the symbol TOBC.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.

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